Exhibit 99.3

PRESS RELEASE—For Release:

August 27, 2003

CONTACT:

Annette Sarsfield

VP — Marketing & Human Resources

570-523-4313

asarsfield@sunbankpa.com

AMANDA G. KESSLER NAMED TO SUNBANK BOARD

Lewisburg, PA—SunBank, a subsidiary of Sun Bancorp, Inc. (NASDAQ:  SUBI), announced that Amanda G. Kessler has been elected to the SunBank Board of Directors.  Ms. Kessler is chief executive officer and in-house counsel of Synergy Health Systems, Inc. in Northumberland, Pennsylvania.

“We are pleased to welcome Amanda Kessler to our board.   Sun will benefit from her strong business management skills, her leadership ability and her commitment,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc. and SunBank.  “She will be a vital part of our board as we move forward.”

Ms. Kessler holds a B.A. in English from Bucknell University, J.D. from William & Mary School of Law, and LL.M. in Taxation from New York University School of Law.  She is licensed to practice law in Pennsylvania and New Jersey.

Sun Bancorp, Inc., headquartered in north central Pennsylvania, is a $1 billion financial holding company with 25 offices and over 50 ATMs in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties.  The company provides community-focused retail, commercial, and private banking services to Central and Northeastern Pennsylvania under the SunBank and Guaranty Bank names.

Sun Bancorp, Inc. also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Leasing, Mid-Penn Insurance, and is 30% owner in Sun Abstract & Settlement Services, LLC.  Sun has reached an agreement to acquire Sentry Trust Company during the third quarter of 2003. Sun Bancorp, Inc. is traded on NASDAQ under the symbol “SUBI”. For more information, visit the company’s website at www.sunbankpa.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

#  # #